Exhibit (a)(2)(A)
THIS FILING CONSISTS OF A TRANSCRIPT OF A VIDEO MESSAGE BY THE CHAIRMAN OF THE BOARD OF DIRECTORS OF PETER KIEWIT SONS’, INC. (THE “COMPANY”) ADDRESSED TO THE STOCKHOLDERS OF THE COMPANY ON OCTOBER 23, 2007
1.	Thank you for taking time to view this brief video presentation.

2.	You will be receiving, or perhaps have already received, a packet of important, time-sensitive information.

3.	This information describes several proposals that will permit our Company to cease being a “public reporting company” with the U.S. Securities and Exchange Commission. Your Board of Directors believes that these proposals are in the best interest of the stockholders, and we encourage your favorable vote.

4.	The purpose of this video is to explain four important aspects of the proposals:
a)	First, why do we want to deregister?

b)	Second, how do we go about deregistering?

c)	Third, what does deregistration mean to you as a shareholder?

d)	And fourth, what are we asking you to do in order to permit the company to deregister, and why it is important for you to respond promptly to the materials you’ve been sent?
5.	In the past, when there was important information to review with our stockholders, we would arrange regional meetings. And while I’d prefer to be with you in person, today’s technology allows each stockholder to review this information when it is most convenient.

6.	First, let me start by addressing the reasons we want to deregister.

7.	As I noted, the proposals sent to you will have the effect of allowing Kiewit to cease being a “public reporting company” with the U.S. Securities and Exchange Commission, which by the way I’ll refer to from this point on as simply “the SEC.”

8.	For many years, we have been in the unusual position of being a privately-held, employee-owned company, but subject to the same SEC reporting requirements as publicly-traded companies like General Electric or Proctor & Gamble.

9.	The SEC considers us a “public reporting company” because we have more than 500 shareholders. That is the reason we have to comply with reporting requirements designed for companies listed on the stock exchanges. To explain why we want to be exempt from that requirement, it may help to first explain why other companies are registered.

10.	The primary reason most companies register with the SEC is because they need to raise capital in the public markets by selling stock or issuing debt to outside investors.

11.	Registering with the SEC requires companies to comply with a complex set of rules and to disclose financial and other types of information. These requirements are quite reasonable for publicly-traded companies in the context of allowing a multitude of passive investors, those not involved in the business, to make informed investment decisions.

12.	Kiewit obviously doesn’t fit that model. Our employee shareholders are very knowledgeable about our business, and as you know, we don’t sell stock to raise capital. Rather, we sell stock to perpetuate the principles of our long-standing employee-ownership philosophy.

13.	But there are consequences of being a “public reporting company.”

14.	Most significantly, being a “public reporting company” requires us to disclose financial and other company information we consider competitively sensitive. For example:
a)	Information like our income statement and balance sheet, our stock price, our construction backlog, the margins in our work, and information about projects and customers, all of which can be easily accessed by our competitors.

b)	Most of these same competitors are not SEC-registered and don’t have the same disclosure requirements.
15.	When I was a new shareholder in the 1970’s, Peter Kiewit used to preface his remarks about our financial and operating results with the admonition not to share the numbers with anyone outside of the company. In today’s Internet era, we are forced to share this information with the world. By ceasing to be an SEC reporting company, we will eliminate the requirement to file this information and make it available to the general public.

16.	In addition to the issues associated with public disclosure, there are a number of other consequences to being a “public reporting company.”

17.	We spend well over a million dollars each year in direct costs to comply with these requirements.

18.	A considerable amount of management time is also spent on compliance with regulations, such as Sarbanes-Oxley, that don’t fit our ownership model — time that could be better spent improving our company performance.

19.	And finally, there is the uncertainty of future changes in the SEC reporting and compliance requirements and their potential impact.

20.	This brings us to my second point — what will allow Kiewit to cease being a “public reporting company” and no longer required to register with the SEC?

21.	After a good deal of research and work, we’ve arrived at a solution that gets us out of being a square peg in a round hole. The solution lies not in who owns the company, but in how we own it.

22.	The legal mechanism that will allow Kiewit to change its status to that of a truly private company is to create the Peter Kiewit Sons’ Inc Employee Ownership Plan.

23.	This plan is a contractual arrangement between the Company, the stockholders and a Plan Administrator.

24.	The Administrator is a legal entity, a newly formed Kiewit subsidiary, staffed by our current stock registrar department.

25.	The key feature of this contractual arrangement, the Kiewit Employee Ownership Plan, is that the Plan Administrator will hold our shares of Kiewit stock for us.

26.	In a technical sense, you and I will no longer be direct stockholders of Peter Kiewit Sons’, Inc. Instead, we will be participants in the new Employee Ownership Plan, and the Plan will now be the direct stockholder.

27.	As a result, Peter Kiewit Sons’, Inc. will have less than 500 direct stockholders and will no longer be required to register with the SEC.

28.	This brings us to my third point. What does this technical change mean to you and me as shareholders?

29.	Basically, there will be only two noticeable changes.
a)	First, rather than you and I holding our stock certificates, the Plan Administrator will hold them for us and provide to us a personal statement reflecting our ownership in the Company, including any activity such as annual purchases and the payment of dividends.

b)	Second, we will no longer be required to publish financial information in a format dictated by the SEC. However, it is important that you remain fully informed about the Company’s financial status. Therefore, the Company will continue to provide you with annual financial and other material information.
30.	It’s important to note that aside from the two items I just mentioned, your rights and interests as a stockholder will remain the same.

31.	The change will not have any effect on the annual stock sale process or the existing review of employee ownership.

32.	It will not have any effect on the formula for our stock price.

33.	It will not have any effect on our dividend policy.

34.	It will not have any effect on how we elect directors.

35.	It will not have any effect on collateral for stock loans.

36.	It will not have any effect on the tax status of dividends or other financial events.

37.	It will not have any effect on your ability to sell your stock back to the Company.

38.	The Company will continue to have an annual audit by our public accounting firm.

39.	This brings us to my fourth and final point, which is what you need to do and why it is important to do it promptly.

40.	The packet you have or will receive contains two items that require your action. One is a Proxy Statement, and the other is an Offer to Exchange.

41.	The Proxy Statement requests your approval of the Plan, and your approval of certain changes to the Company’s current Certificate of Incorporation. The Certificate changes are necessary because our current Certificate does not allow the Plan to own our stock.

42.	Approval of the Plan and the corresponding amendments to our Certificate require the affirmative vote of 80-percent of all outstanding shares of Kiewit stock.

43.	Unless both the Plan and the Certificate amendment receive 80-percent approval, we will NOT go forward with our proposal to deregister from the SEC.

44.	Your Board of Directors believes the proposed actions are in the best interest of our stockholders and has approved both these items. Your Board recommends and is requesting that you return your completed proxy, similarly approving both items.

45.	The Offer to Exchange asks you to exchange your shares of Kiewit stock for interests in the Plan. For example, if you currently own 3,000 shares of Kiewit stock, you will exchange those shares for 3,000 interests in the Plan.

46.	Participation in the Exchange Offer is voluntary. However, assuming approval of the Plan and Certificate amendments, the only way Kiewit employees can continue to have an ownership interest in the Company is through the Plan.

47.	Therefore, if you choose not to participate in the Exchange, the Company will be required to repurchase your shares of Kiewit stock.

48.	The Proxy notes that there are only two exceptions. The 21 Black Butte and Decker stockholders, and eight previously approved estate-planning entities. They are exceptions because they are not technically employees of Kiewit.

49.	Accompanying the Offer to Exchange is a Letter of Transmittal, which explains how you deliver your stock certificates to our stock registrar.

50.	Because of our relationship with US Bank, certificates held by that bank as collateral will not need to be delivered to the stock registrar.

51.	Stockholders with loans through other banks will need to coordinate with them to arrange for delivery of certificates to our Stock Registrar. However, we have had discussions with CIBC in Canada and the other major financial institutions we’re aware of that hold Kiewit stock loans, so it’s likely your bank knows what to do.

52.	If your banker has any questions, Doug Obermier will be able to help with answers.

53.	It is absolutely critical that you return your tender materials by the November 28 expiration date of the Offer to Exchange.

54.	If you miss that deadline, as I mentioned previously, you could find yourself no longer having an ownership interest in our company.

55.	The materials sent to you describe in detail the Plan and the Certificate amendment. We encourage shareholders to review this important information.

56.	In the front of the Proxy is a summary and a Q&A section that should answer most of your questions. Should you have additional questions, they should be directed to Doug Obermier.

57.	Kiewit is rapidly approaching its 125th Anniversary year. Our longevity and history of financial success is unprecedented in our industry, and is possible primarily through the leadership and efforts of our employee stockholders.

58.	We currently have a record contract backlog and, in virtually every measure of performance, have been building upon Kiewit’s leadership in our industry. So as a final note, I want to express my sincere appreciation for your efforts in what will certainly be a landmark year.
IMPORTANT ADDITIONAL INFORMATION REGARDING THE OFFER TO EXCHANGE AND
TENDER OFFER FILED WITH THE SEC
     In connection with the proposed Offer to Exchange, the Company filed a definitive proxy statement on Schedule 14A (“Definitive Proxy Statement”), a Tender Offer Statement on Schedule TO and other documents the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE OFFER TO EXCHANGE, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These filings of the Company, along with annual, quarterly and current reports, proxy statements and other SEC filings made by the Company may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, IL 60661
     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. The Company will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Peter Kiewit Sons’, Inc., Attention: Douglas A. Obermier, Stock Registrar, Kiewit Plaza, Omaha, Nebraska 68131, Telephone: (402) 342-2052, Facsimile: (402) 271-2965 between the hours of 7:45 a.m. and 4:30 p.m., Central U.S. time.
     The Company and its directors and officers may be deemed to be “participants” in the solicitation of proxies from the stockholders of the Company in connection with the Offer to Exchange. Information about the Company and its directors and executive officers and their ownership of Company common stock is set forth in the Definitive Proxy Statement filed in conjunction with this document.
     This document is for informational purposes only and is not an offer or a solicitation of an offer to exchange any shares of common stock in the Company. The solicitation of exchange offers will only be made pursuant to the Offer to Exchange and related materials that the Company filed in connection with the Definitive Proxy Statement for the special meeting of the stockholders to be held on November 28, 2007. Stockholders should read those materials carefully because they contain important materials, including the terms and conditions of the offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This document contains statements that involve expectations or intentions (such as those related to the Offer to Exchange or the proposed termination of registration described herein) that are forward-looking statements within the meaning of the U.S. securities laws, involving risks and uncertainties, and are not guarantees of future performance. You are cautioned that these statements are only predictions and that forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: future decisions by the SEC or other governmental or regulatory bodies; the vote of stockholders of the Company; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in the Company’s filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 30, 2006. All forward-looking statements are effective only as of the date they are made and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.